                                                                    Exhibit 23.1
                         Consent of Independent Auditors

The Partners of
Star Gas Partners, L.P.:

We consent to incorporation by reference in the registration statements No. 333-75701 on Form S-3 and Nos. 333-49751, 333-94031, 333-40138 and 333-46714 on
Form S-4 of Star Gas Partners, L.P. of our report dated December 14, 2000, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 1999 and 2000 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 2000 and related schedule, which report appears in the September 30, 2000 annual report on Form 10-K of Star Gas Partners, L.P.

/s/ KPMG LLP
Stamford, Connecticut
December 14, 2000